CONVEYANCE

THIS AGREEMENT made as of the 21st day of September, 2001.

BETWEEN:

PACIFIC RODERA VENTURES INC.

("Vendor")

-and-

EOG RESOURCES CANADA INC.

("Purchaser")

1. In this Agreement:

(a) "Assets" means all rights to and in respect of the, interests set out and described in Schedule "A" hereto in and to the Petroleum and Natural Gas Rights and all property, assets, interests and rights related to the Petroleum and Natural Gas Rights, including but not limited to contracts, agreements, records, books, documents, licences, reports and data related thereto and tangible depreciable property and assets which are used or are intended to be used in producing, processing, gathering, treating, measuring, making marketable or injecting petroleum, natural gas and substances produced in connection therewith and in connection with water injection or removal operations;

(b) "EL-391 Lands" means the lands and licence set out in Schedule "A";

(c) "Petroleum and Natural Gas Rights" means all rights to explore for, drill for, produce, take, use, market and share in the production or proceeds of or from petroleum, natural gas and substances produced in connection therewith, granted and held pursuant to the leases and licences set out in Schedule "A" in respect of the EL-391 Lands and the TDL Lands; and

(d) "TDL Lands" means the lands and lease set out in Schedule "B".

2. Vendor, for the price and sum of $373,654.85, receipt of which is acknowledged by Vendor, hereby sells, assigns, transfers, conveys and sets over to Purchaser, and Purchaser hereby purchases from Vendor, all of the right, title, estate and interest of Vendor in and to the Assets, to have and to hold the same, together with all benefit and advantage to be derived therefrom, absolutely, subject to the terms of this Agreement.

3. Vendor represents and warrants to Purchaser that: (i) except as described in Schedule "A", Vendor has not mortgaged, pledged, assigned, sold, transferred or otherwise disposed of or encumbered any interest in the Assets; (ii) no suit, action or other proceeding before any court or governmental agency is pending against Vendor or, to the knowledge, information and belief of Vendor, has been threatened against Vendor or any third party, which might result in impairment or loss of the interest of Vendor in and to the Assets or which might otherwise adversely affect the Assets; (iii) Vendor has not received notice from any third party claiming an interest in and to the Assets adverse to the interest of Vendor and Vendor has no reason to believe that any such claim may be made; (iv) any and all operations of Vendor, and to the knowledge, information and belief of Vendor, any and all operations by third parties, on or in respect of the Assets, have been conducted in accordance with good oil and gas industry practices and in material compliance with all applicable laws, rules, regulations, orders and directions of governmental and other competent authorities; and (v) Vendor has made available to Purchaser all information in the possession of Vendor or to which Vendor has access relevant to environmental damage or contamination or other environmental problems pertaining to the Assets.

4. All benefits and obligations of any kind and nature relating to the operation of the Assets conveyed pursuant to this Agreement, excluding income taxes but otherwise including without limitation maintenance, development, operating and capital costs, government incentives, royalties and other burdens, and proceeds from the sale of production, whether accruing, payable or paid and received or receivable, shall be adjusted between the parties hereto as of the 1st day of March, 2001 in accordance with generally accepted accounting principles.

5. Each party hereto will, from time to time and at all times hereafter upon request, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

6. This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta (except in respect of enforcement proceedings seeking adjudication on title to or right to possession of immovables, including rights in land, situate in the Northwest Territories, in which case the laws of the Northwest Territories shall apply) and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn and submit to the non-exclusive jurisdiction of the courts of each of the Province of Alberta and the Northwest Territories and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

7. The assignment and conveyance effected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof. The covenants, representations, warranties and indemnities contained in this Agreement shall be deemed to be restated in any and all assignments, conveyances, transfers and other documents conveying the interests of Vendor in and to the Assets to Purchaser. There shall not be any merger of any covenant, representation, warranty or indemnity in such assignments, conveyances, transfers and other documents notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

8. This Agreement shall be binding upon and shall enure to the benefit of the parties and their respective heirs, executors, administrators, trustees, receivers, successors and assigns.
PACIFIC RODERA VENTURES INC.	EOG RESOURCES CANADA INC.
Per: /s/ "Harry Chew"	Per: /s/ "L.E. Fenwick"
L.E. FENWICK
SR.V.P. & GENERAL MANAGER